Exhibit 21.1

LIST OF SUBSIDIARIES OF OPTIMUS HEALTHCARE SERVICES, INC.

	State of	Percentage Owned
	Incorporation/Organization	by Registrant
Clinical Research Alliance Acquisition Corp.	Delaware	99.8% (directly)
Clinical Research Alliance, Inc.	New York	100% (indirectly)
Worker’s Health Rx, Inc.	New York	100% (indirectly)
Optimus Healthcare Services, Inc.	Delaware	100% (directly)
Optimus Health, Inc.	Delaware	100% (directly
Florida’s Hope LLC	Florida	100% (directly)
Optimus Diagnostics Inc.	Delaware	100% (directly)